Exhibit 4.6

1. Date of Agreement [ . ]
2. Owners (name, place of registered office and law of registry) (Cl. 1) Name [ . ] Place of registered office [ . ] Law of registry [ . ]	3. Managers (name, place of registered office and law of registry) (Cl. 1) Name V.Ships Greece Ltd. Place of registered office Bermuda Law of registry Bermuda
4. Day and year of commencement of Agreement (Cl. 2) [ . ]
5. Crew Management (state “yes” or “no” as agreed) (Cl. 3.1) YES	6. Technical Management (state “yes” or “no” as agreed) (Cl. 3.2) YES
7. Commercial Management (state “yes” or “no” as agreed) (Cl. 3.3) YES	8. Insurance Arrangements (state “yes” or “no” as agreed) (Cl. 3.4) YES
9. Accounting Services (state “yes” or “no” as agreed) (Cl. 3.5) YES	10. Sale or purchase of the Vessel (state “yes” or “no” as agreed) (Cl. 3.6) YES
11. Provisions (state “yes” or “no” as agreed) (Cl. 3.7) YES	12. Bunkering (state “yes” or “no” as agreed) (Cl. 3.8) YES
13. Chartering Services Period (only to be filled in if “yes” stated in Box 7) (Cl. 3.3(i)) Not applicable	14. Owners’ Insurance (state alternative (i), (ii) or (iii) of Cl. 6.3) Clause 6.3(ii)
15. ~~Annual~~ Daily Management Fee (state annual amount) (Cl. 8.1) United States Dollars 600 per day or pro rata	16. Severance Costs (state maximum amount) (Cl. 8.4(ii)) United States Dollars 75,000
17. Day and year of termination of Agreement (Cl. 17) See Clause 17	18. Law and Arbitration (state alternative 19.1, 19.2 or 19.3; if 19.3 place of arbitration must be stated) (Cl. 19) See Clause 19.1

19.  Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners) (Cl. 20)

c/o Costamare Shipping Company S.A.
60 Zefyrou Street, 17564 Athens, Greece,
Telefax: +30 210 94 09 051, Email: [ . ]
Attention: [ . ]

20.  Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Managers) (Cl. 20)

3 Agiou Dionysiou Street, 18545 Piraeus, Greece
Telefax: +30 210 42 94 340, Email: [ . ]
Attention: Mr. Costas Kontes

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PART l and PART ll as well as Annexes “A” (Details of Vessel), “B” (Details of Crew)~~,~~ and “C” (Budget) ~~and “D” (Associated vessels)~~ attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART l and Annexes “A”, “B”~~,~~ and “C” ~~and “D”~~ shall prevail over those of PART ll to the extent of such conflict but no further.

Signature(s) (Owners) [ . ]	Signature(s) (Managers) V.Ships Greece Ltd.

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

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SHIPMAN 98 STANDARD SHIP MANAGEMENT AGREEMENT

1.	Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.

“Owners” means the party identified in Box 2.

“Managers” means the party identified in Box 3.

“Vessel” means the vessel or vessels details of which are set out in Annex “A” attached hereto.

“Business Day” means a day (excluding Saturdays and Sundays) on which banks are open for business in Athens, Greece and New York.

“Crew” means the Master, officers and ratings of the numbers, rank and nationality specified in Annex “B” attached hereto.

~~“Crew Support Costs” means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.~~

“Severance Costs” means the costs which the employers are legally obliged to pay to or in respect of the Crew as a result of the early termination of any employment contract for service on the Vessel.

“Crew Insurances” means insurances against crew risks which shall include but not be limited to death, sickness, repatriation, injury, shipwreck unemployment indemnity and loss of personal effects.

“Management Services” means the services specified in sub-clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment thereto.

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea (SOLAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

2.	Appointment of Managers

With effect from the day and year stated in Box 4 and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel.

The Managers hereby acknowledge that they are aware that Costamare Shipping Company S.A. has also been appointed as the Managers of the Vessel pursuant to a management agreement dated [..........] with the Owners. The Owners hereby appoint Costamare Shipping Company S.A. as the Owners’ agent and attorney-in-fact and the Managers agree and acknowledge that all instructions received by Costamare Shipping Company S.A. in relation to the Vessel under this Agreement shall be deemed to be instructions of the Owners for the purposes of this Agreement.

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

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SHIPMAN 98 STANDARD SHIP MANAGEMENT AGREEMENT

3.	Basis of Agreement

Subject to the terms and conditions herein provided, during the period of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners. Subject to the terms of this Agreement, ~~T~~the Managers shall have authority to take such actions as they may from time to time in their ~~absolute~~ reasonable discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice.

3.1	Crew Management

(only applicable if agreed according to Box 5)

The Managers shall provide suitably qualified Crew for the Vessel as required by the Owners in accordance with the STCW 95 requirements, provision of which includes but is not limited to the following functions:

(i) selecting and engaging the Vessel’s Crew, including payroll arrangements, pension administration, and insurances for the Crew other than those mentioned in Clause 6;

(ii) ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including Crew’s tax, social insurance, discipline and other requirements;

(iii) ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag State requirements. In the absence of applicable flag State requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel;

(iv) ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

(v) arranging transportation of the Crew, including repatriation, board and lodging as and when required at rates and types of accommodations as customary in the industry;

(vi) training of the Crew and supervising their efficiency;

(vii) keeping and maintaining full and complete records of any labor agreements which may be entered into with the Crew and, if applicable, conducting union negotiations;

(viii) operating the Managers’ drug and alcohol policy unless otherwise agreed in writing. The Owners may direct the Managers to replace any member of the Crew and the Managers shall comply with such direction and shall find a replacement for such member. It is hereby understood that the replacement of any member of the Crew shall be at the sole discretion of the Owners. Any claim made by such replaced member of the Crew and the liability therefor shall be the responsibility of the Owners, unless the Managers have failed to fulfil their obligations to provide a suitably qualified member of the Crew (whether originally or as a replacement) within the terms of this Agreement in which case such replacement shall be at the Managers’ expense. See also Clause 30.

3.2	Technical Management

(only applicable if agreed according to Box 6)

The Managers shall provide technical management which includes, but is not limited to, the following functions:

(i) provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;

(ii) arrangement and supervision of dry dockings, repairs, alterations and the upkeep of the Vessel to the standards required by the Owners provided that the Managers shall be entitled to incur the necessary

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

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SHIPMAN 98 STANDARD SHIP MANAGEMENT AGREEMENT

expenditure to ensure that the Vessel will comply with the law of the flag of the Vessel and of the places where she trades, and all requirements and recommendations of the classification society;

(iii) arrangement of the supply of necessary stores, spares and lubricating oil;

(iv) appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(v) development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code (see sub-clauses 4.2 and 5.3)~~.~~ and of a security system in accordance with the ISPS Code;

(vi) on request by the Owners, providing the Owners with a copy of any inspection report, survey, valuation or any other similar report prepared by any shipbrokers, surveyors, the Class etc..

3.3	Commercial Management

(only applicable if agreed according to Box 7)

The Managers shall provide the commercial operation of the Vessel, as required by the Owners, and only to the extent so required (if at all), which includes, but is not limited to, the following functions:

 (i) ~~providing chartering services in accordance with the Owners’ instructions which include, but are not limited to, seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 13, consent thereto in writing shall first be obtained from the Owners.~~

(ii) ~~arranging of the proper payment to Owners or their nominees of all hire and/or freight revenues or other moneys of whatsoever nature to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel.~~

(iii) providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or despatch moneys due from or due to the charterers of the Vessel;

(i~~v~~i) issuing to the Crew ~~of~~ appropriate voyage instructions and monitoring voyage performance;

(viii)	appointing agents;

(ix)	appointing stevedores;

(v~~ii~~) arranging surveys associated with the commercial operation of the Vessel.

(vi) carrying out the necessary communications with the shippers, charterers and others involved with the receiving and handling of the Vessel at the relevant loading and discharging ports, including sending any notices required under the terms of the Vessel’s employment at the time;

(vii) invoicing on behalf of the Owners all freights, hires, demurrages, outgoing claims, refund of taxes, balances of disbursements, statements of account and other sums due to the Owners and accounts receivable arising from the operation of the Vessel and, upon the request of the Owners, issuing releases on behalf of the Owners upon receipt of payment or settlement of any such amounts;

(viii) preparing off-hire statements and/or on-hire statements;

(ix) procuring and arranging for port entrance and clearance, pilots, consular approvals and other services necessary for the management and safe operation of the Vessel; and

(x) reporting to the Owners of any major casualties, damages received or caused by the Vessel or any release or discharge of oil or other hazardous material not in compliance with any laws.

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

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SHIPMAN 98 STANDARD SHIP MANAGEMENT AGREEMENT

3.4	Insurance Arrangements

(only applicable if agreed according to Box 8)

The Managers shall arrange insurances in accordance with Clause 6, on such terms and conditions as the Owners shall have instructed and only to the extent so instructed, ~~or agreed,~~ in particular regarding underwriters, conditions, insured values, deductibles and franchises.

3.5	Accounting Services

(only applicable if agreed according to Box 9)

The Managers shall:

(i) establish an accounting system which meets the requirements of the Owners and provide regular accounting services, supply regular reports and records,

(ii) maintain the records of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties and shall make the same available for inspection and auditing by the Owners or any person the Owners may designate in writing.

3.6	Sale or Purchase of the Vessel

(only applicable if agreed according to Box 10)

The Managers shall, in accordance with the Owners’ instructions~~,~~ and only to the extent so instructed (if all), supervise the sale or purchase of the Vessel, including the performance of any sale or purchase agreement, but not negotiation of the same. The Managers shall, in accordance with the instructions of the Owners and only to the extent so instructed (if at all) assist the Owners with the registration of the Vessel under the laws of the relevant flag state from time to time and for the deletion of the Vessel from the same. Notwithstanding anything to the contrary contained in this Agreement, any services to be provided by the Managers under this Clause maybe required by the Owners before this Agreement has commenced (but after it has been signed) and/or after it has been terminated and, in either such case, the Managers shall be obliged to provide the same as and when requested by the Owners.

3.7	Provisions

(only applicable if agreed according to Box 11)

The Managers shall arrange for the supply of provisions.

3.8	Bunkering

(only applicable if agreed according to Box 12)

The Managers shall arrange for the provision of bunker fuel of the quality specified by the Owners and only to the extent so instructed as required for the Vessel’s trade.

4.	Managers’ Obligations

4.1      The Managers undertake to use their best endeavours to provide the agreed Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder. The Managers shall exercise care to cause adequate manpower to be employed by them to perform their obligations under this Agreement. Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

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SHIPMAN 98 STANDARD SHIP MANAGEMENT AGREEMENT

entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

4.2	Where the Managers are providing Technical Management in accordance with sub-clause 3.2, they shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall in particular be deemed to be the “Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code and/or the ISPS Code when applicable.

4.3. In the exercise of their duties hereunder, the Managers shall act in accordance with the reasonable policies, guidelines and instructions from time to time communicated to them in writing by the Owners.

5.	Owners’ Obligations

5.1	The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.

5.2	Where the Managers are providing Technical Management in accordance with sub-clause 3.2, the Owners shall:

(i) procure that all officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95;

(ii) instruct such officers and ratings to obey all reasonable orders of the Managers in connection with the operation of the Managers’ safety management system.

5.3	Where the Managers are not providing Technical Management in accordance with sub-clause 3.2, the Owners shall procure that the requirements of the law of the flag of the Vessel are satisfied and that they, or such other entity as may be appointed by them and identified to the Managers, shall be deemed to be the “Company” as defined by the ISM Code assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

6.	Insurance Policies

The Owners shall procure, whether by instructing the Managers under sub-clause 3.4 or otherwise, that throughout the period of this Agreement:

6.1	at the Owners’ expense, the Vessel is insured for not less than her sound market value or entered for her full gross tonnage, as the case may be for:

(i) usual hull and machinery marine risks (including crew negligence) and excess liabilities;

(ii) protection and indemnity risks (including pollution risks and Crew Insurances); and

______(iii) war risks (including protection and indemnity and crew risks) in each case ~~in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel~~, with first class insurance companies, underwriters or associations (in the latter case being a member of the Internal Group of P&I Clubs) (“the Owners’ Insurances”);

6.2	all premiums and calls and applicable deductibles and/or franchises on the Owners’ Insurances are paid promptly by their due date,

6.3	the Owners’ Insurances name the Managers and, subject to underwriters’ agreement, any third party designated by the Managers as a joint assured, with full cover, with the Owners obtaining cover in respect of each of the insurances specified in sub-clause 6.1:

(i) on terms whereby the Managers and any such third party are liable in respect of premiums or calls arising in connection with the Owners’ Insurances; or

(ii) if reasonably obtainable, on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners’ Insurances; or

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

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SHIPMAN 98 STANDARD SHIP MANAGEMENT AGREEMENT

(iii) on such other terms as may be agreed in writing.

Indicate alternative (i), (ii) or (iii) in Box 14. If Box 14 is left blank then (i) applies.

6.4	written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under this Clause 6 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.

7.	~~Income~~ Money Collected and Expenses Paid on Behalf of Owners

7.1	All moneys collected by the Managers under the terms of this Agreement (other than moneys payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in a separate bank account.

7.2	All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 8) may be debited against the Owners in the account referred to under sub-clause 7.1 but shall in any event remain payable by the Owners to the Managers on demand.

8.	Management Fee

8.1	The Owners shall pay to the Managers for their services as Managers under this Agreement ~~an annual~~ the daily management fee as stated in Box 15 which shall be payable ~~by equal monthly instalments in advance, the first instalment being~~ monthly in advance on a pro rata basis. ~~payable on the commencement of this Agreement (see Clause 2 and Box 4) and subsequent instalments being payable every month.~~

8.2	~~The management fee shall be subject to an annual review on the anniversary date of the Agreement and the proposed fee shall be presented in the annual budget referred to in sub-clause 9.1.~~

8.3	The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of Clause 7 the Owners shall reimburse the Managers for postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services.

8.4	In the event of the appointment of the Managers being terminated by the Owners or the Managers in accordance with the provisions of Clauses 17, ~~and 18 other than by reason of default by the Managers, or if the Vessel is lost, sold or otherwise disposed of,~~ 18.1 or 18.3, the “management fee” payable to the Managers according to the provisions of sub-clause 8.1, shall continue to be payable for a further period of ~~three calendar~~one month (in the case of a termination in accordance with clause 17) or two months (in the case of a termination in accordance with clauses 18.1 or 18.3), in each case as from the termination date. In addition, provided that the Managers provide Crew for the Vessel in accordance with sub-clause 3.1:

(i) ~~the Owners shall continue to pay Crew Support Costs during the said further period of three calendar months, and~~

(ii) the Owners shall pay an equitable proportion of any Severance Costs which may materialize, not exceeding the amount stated in Box 16.

8.5	If the Owners decide to lay-up the Vessel whilst this Agreement remains in force and such lay-up lasts for more than ~~three~~ two months, an appropriate reduction of the management fee for the period exceeding ~~three~~ two months until ~~one month before~~ the Vessel is again put into service shall be mutually agreed between the parties failing which the Owners .shall have the right to terminate this Agreement.

8.6	Unless otherwise agreed in writing all discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Owners.

9.	Budgets and Management of Funds

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

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SHIPMAN 98 STANDARD SHIP MANAGEMENT AGREEMENT

9.1	The Managers shall on or before October 1 of each calendar year present to the Owners ~~annually~~ a budget for the following ~~twelve months~~ calendar year in such form as the Owners require. The budget ~~for the first year hereof~~ until the end of this calendar year is set out in Annex “C” hereto. ~~Subsequent annual budgets shall be prepared by the Managers and submitted to the Owners not less than three months before the anniversary date of the commencement of this Agreement (see Clause 2 and Box 4).~~

9.2	The Owners shall indicate to the Managers their acceptance and approval of the annual budget within one month of presentation and in the absence of any such indication the Managers shall be entitled to assume that the Owners have accepted the proposed budget.

9.3	Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement of the Vessel and the Managers shall each month up-date this estimate. Based thereon, the Managers shall each month request the Owners in writing for the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the Managers within ten running days after the receipt by the Owners of the Managers’ written request and shall be held to the credit of the Owners in a separate bank account.

9.4	The Managers shall produce a comparison between budgeted and actual income and expenditure of the Vessel in such form as required by the Owners monthly or at such other intervals as mutually agreed.

9.5	Notwithstanding anything contained herein to the contrary, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

10.	Managers’ Right to Sub-Contract

The Managers shall not have the right to sub-contract any of their obligations hereunder, including those mentioned in sub-clause 3.1, without the prior written consent of the Owners ~~which shall not be unreasonably withheld~~. In the event of such a sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.

The Managers agree to subcontract to V.Ships Shanghai (“VSHA”) such of the Management Services as and when the Owners require the Managers to do so in writing. The Managers shall arrange for the Owners to have direct contact with VSHA as regards the Management Services so sub-contracted and the Managers hereby undertake that the sub-contract agreement between the Managers and VSHA shall be on terms substantially identical to this Agreement, with logical amendments (as to the management fee payable and the parties involved) and with wording, acceptable to the Owners and Costamare Shipping Company S.A. acting reasonably, providing that Costamare Shipping Company S.A. shall have a direct working relationship with VSHA. Costamare Shipping Company S.A. may require evidence of any such sub-contracting and a copy of the relevant sub-contract agreement. In the event of such a sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.

11.	Responsibilities

11.1	Force Majeure – Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

11.2	Liability to Owners

(i) Without prejudice to sub-clause 11.1, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted ~~solely~~ from the negligence, gross negligence or wilful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

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SHIPMAN 98 STANDARD SHIP MANAGEMENT AGREEMENT

with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder.

(ii) Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under sub-clause 3.1, in which case their liability shall be limited in accordance with the terms of this Clause 11.

11.3	Indemnity – Except to the extent and solely for the amount therein set out that the Managers would be liable under sub-clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

11.4	“Himalaya” - It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

12.	Documentation

Where the Managers are providing Technical Management in accordance with sub-clause 3.2 and/or Crew Management in accordance with sub-clause 3.1, they shall make available, upon Owners’ request, all documentation and records related to the Safety Management System (SMS) and/or the Crew which the Owners need in order to demonstrate compliance with the ISM Code, the ISPS Code and STCW 95 or to defend a claim against a third party.

13.	General Administration

13.1	The Managers shall handle and settle all claims arising out of the Management Services hereunder not exceeding US$5,000 and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties.

13.2	The Managers shall, as instructed by the Owners, under this Agreement, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.

13.3	The Managers shall ~~also have power to~~ as instructed by the Owners under this Agreement, obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel.

13.4	The Owners shall arrange for the provision of any necessary guarantee bond or other security.

13.5	Any costs reasonably incurred by the Managers in carrying out their obligations according to this Clause 13 shall be reimbursed by the Owners.

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

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SHIPMAN 98 STANDARD SHIP MANAGEMENT AGREEMENT

13.6 Upon request the Mangers shall provide the Owners, with all documents required for the purposes of submitting claims to the Vessels’ insurers (through brokers or directly) or for defending or presenting claims against other parties etc. This obligation will survive for six (6) years after termination of this Agreement.

14.	Auditing

The Managers shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by the Owners or their agents at such times as may be mutually agreed. On the termination, for whatever reasons, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, of all such accounts and all documents specifically relating to the Vessel and her operation.

15.	Inspection of Vessel

The Owners shall have the right at any time ~~after giving reasonable notice to the Managers~~ to inspect the Vessel for any reason they consider necessary. The Managers shall visit and thoroughly inspect and survey the Vessel at least once per quarter each calendar year, i.e. at least four times per calendar year. Following each such visit and inspection/survey, the Managers shall submit to the Owners a detailed condition report in relation to the Vessel, its operations and other related matters as observed by such visit and inspection/survey. If the Managers’ superintendents or other qualified staff spend more than 28 days visiting and inspecting/surveying the Vessel pursuant to this Clause in any calendar year, the Managers will charge the Owners for such excess days United States Dollars 500 per excess day for each such person. The Owners are entitled to make recommendations as to possible repair or maintenance matters, in writing, to the Managers only. Such recommendations should not be given to the Crew directly by the Owners.

16.	Compliance with Laws and Regulations

The Managers will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Vessel’s flag, or of the places where she trades or of any sanctions imposed by the U.S., the U.N., the E.U. or the U.K..

17.	Duration of the Agreement

This Agreement shall come into effect on the day and year stated in Box 4 and shall continue until the date stated in Box 17. Thereafter it shall continue until terminated by either party giving to the other notice in writing, in which event the Agreement shall terminate upon the expiration of a period of two months from the date upon which such notice was given. In case the Agreement is terminated pursuant to clause 17 because of the transfer of the full or technical management of the Vessel to Costamare Shipping Company S.A. or to Shanghai Costamare Ship Management Co., Ltd. or to any other manager appointed by the Owners no termination fee will be payable to the Managers under Clause 8.4 of this Agreement.

18.	Termination

18.1	Owners’ default

(i) The Managers shall be entitled to terminate th~~e~~is Agreement with immediate effect by notice in writing if any moneys payable by the Owners under this Agreement ~~and/or the owners of any associated vessel, details of which are listed in Annex “D”,~~ shall not have been received in the Managers’ nominated account within ten ~~running~~ Business ~~d~~Days of receipt by the Owners of the Managers’ written request or if the Vessel is repossessed by the Mortgagees.

(ii) If the Owners:

(a)	fail to meet their obligations under sub-clauses 5.2 and 5.3 of this Agreement for any reason within their control, or

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

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SHIPMAN 98 STANDARD SHIP MANAGEMENT AGREEMENT

(b)	proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful or sanctionable trade, ~~or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper,~~

the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate th~~e~~is Agreement with immediate effect by notice in writing.

18.2	Managers’ Default

If the Managers fail to meet their obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the Managers, the Owners may give notice to the Managers of the default, requiring them to remedy it ~~as soon as practically possible~~promptly. In the event that the Managers fail to remedy it ~~within a reasonable~~ promptly ~~time~~ to the satisfaction of the Owners, the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.3	Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared by the Owners as a constructive or compromised or arranged total loss or is requisitioned.

18.4	For the purpose of sub-clause 18.3 hereof

(i) the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be registered as Owners of the Vessel;

(ii) the Vessel shall not be deemed to be lost unless either she has become an actual total loss or ~~agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.~~ notice of abandonment is served by the Owners on the Vessel’s underwriters.

18.5   ~~This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.~~ Either party shall be entitled to terminate this Agreement by notice in writing to the other party if:

(a) the other party ceases to conduct business, or all or substantially all of the equity-interests, properties or assets of such other party are sold, seized or appropriated which, in the case of seizure or appropriation, is not discharged within 20 Business days.

(b) (i) the other party files a petition under any bankruptcy law, makes an assignment for the benefit of its creditors, seeks relief under any law for the protection of debtors or adopts a plan of liquidation; (ii) the other party shall admit in writing ts insolvency or its inability to pay its debts as they mature; (iii) an order is made for the appointment of a liquidator, manager, receiver or trustee of the other party of all or substantial part of its assets; or (iv) if an order is made or a resolution is passed for the other party’s winding up; (c) the other party is prevented from performing its obligations hereunder, in any material repsect, by reasons of Force Majeure for a period of two or more consecutive months.

18.6	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

19.	Law and Arbitration

19.1    This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with English law. All disputes arising out of this Agreement and/or any non-contractual obligations connected with it shall be arbitrated in London in the following manner. One arbitrator is to be appointed by each of

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

PART II
SHIPMAN 98 STANDARD SHIP MANAGEMENT AGREEMENT

the parties hereto and a third by the two so chosen. Their decision or that of any two of them shall be final. The arbitrators shall be commercial persons, conversant with shipping matters. Such arbitration is to be conducted in accordance with the London Maritime Arbitration Association (LMAA) Terms current at the time when the arbitration proceedings are commenced and in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof. In the event that a party hereto shall state a dispute and designate an arbitrator in writing, the other party shall have 10 Business Days to designate its own arbitrator. If such other party fails to designate its own arbitrator within such period, the arbitrator appointed by the first party can render an award hereunder. Until such time as the arbitrators finally close the hearings, either party shall have the right by written notice served on the arbitrators and on the other party to specify further disputes or differences under this Agreement for hearing and determination. The arbitrators may grant any relief, and render an award, which they or a majority of them deem just and equitable and within the scope of this Agreement, including but not limited to the posting of security. Awards pursuant to this Clause 19.1 may include costs and judgements may be entered upon any award made herein in any court having jurisdiction. ~~and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.~~

~~The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.~~

~~Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

19.2    ~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

19.3    ~~This Agreement shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

19.4	If Box 18 in Part I is not appropriately filled in, sub-clause 19.1 of this Clause shall apply.

Note: 19.1, 19.2 and 19.3 are alternatives; indicate alternative agreed in Box 18.

20.	Notices

20.1	Any notice to be given by either party to the other party shall be in writing and may be sent by fax, Email~~telex,~~ registered or recorded mail or by personal service.

20.2	The address of the Parties for service of such communication shall be as stated in Boxes 19 and 20, respectively.

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

PART II
SHIPMAN 98 STANDARD SHIP MANAGEMENT AGREEMENT

21.	Entire Agreement

This Agreement constitutes the entire agreement between the parties and no promise, undertaking, representation, warranty or statement by either party prior to the date stated in Box 2 shall affect this Agreement. Any modification of this Agreement shall not be of any effect unless in writing signed by or on behalf of the parties.

22.	Third Party Rights

Except (i) to the extent provided in Sub-clauses 11.3 (Indemnity) and 11.4 (Himalaya) and (ii) by Costamare Shipping Company S.A. no third parties may enforce any term of this Agreement.

23.	Partial Validity

If any provision of this Agreement is or becomes or is held by any arbitrator or other competent body to be illegal, invalid or unenforceable in any respect under any law or jurisdiction, the provision shall be deemed to be amended to the extent necessary to avoid such illegality, invalidity or unenforceability, or, if such amendment is not possible, the provision shall be deemed to be deleted from this Agreement to the extent of such illegality, invalidity or unenforceability, and the remaining provisions shall continue in full force and effect and shall not in any way be affected or impaired thereby.

24. Interpretation
In this Agreement:

(a) Singular/Plural

The singular includes the plural and vice versa as the context admits or requires.

(b) Headings

The index and headings to the clauses and appendices to this Agreement are for convenience only and shall not affect its construction or interpretation.

(c) Day

“Day” means a calendar day unless expressly stated to the contrary.

25.	Pre-approval

Notwithstanding anything to the contrary in this Agreement, the Managers agree that before taking any action the result of which will be a cost to the Owners of at least USD10,000, including (but without limiting the generality of the foregoing) the Managers:

(a) making an appointment of a person in connection with this Agreement (such as repair supervisors, surveyors, technical consultants, port agents, stevedores or any other person of any kind); or

(b) arranging for the supply of provisions, bunker fuel, stores, spares or lubricant oils; or

(c) arranging dry dockings, repairs or maintenance in relation to the Vessel; or

(d) arranging surveys, etc.,

the Managers shall seek and obtain the prior written approval of the Owners in respect of such action (including in respect of MARCAS and any service provider associated with the Managers). In the event that the Owners shall decide to perform such action themselves to the exclusion of the Managers, they shall advise the Managers in writing.

26.	MARCAS

26.1 The Managers are presently members of MARCAS International Limited (“MARCAS”), a contracting association providing access to commodities and dry dock services globally (www.marcas.org). MARCAS negotiates on behalf of its members with selected suppliers the best available price, terms and conditions for the bulk purchase of goods and services for the marine industry with the aim of offering to members and their clients savings on vessel technical operating costs. To enable the Managers to arrange such supplies on the most advantageous terms, the Managers shall be entitled to make bulk purchases through MARCAS.

27.	Shipsure

The Managers will, subject to the remaining provisions of this Clause 27, provide the Owner and the Vessel at no extra cost with the Managers’ proprietary ship management software in executable object code form as the same may be upgraded and updated from time to time (the “Information System Software”) to allow information from both the Vessel’s and the Managers’ office to be accessed directly by the Owners via the “PartnerShip Network” secure website. Financial, technical and operational information relating to the Vessel will be available from both the Vessel and office outputs, with the ability to “drill down” on accounts. This will provide the Owners with immediate access to the same information available to the Managers and to reports generated for the Owners, with a view to providing

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

PART II
SHIPMAN 98 STANDARD SHIP MANAGEMENT AGREEMENT

improved efficiency and cost savings to the Owners in their overview of the management of the Vessel.

Should the Owners have existing software applications on board the Vessel which they wish to retain, the Owners will permit the Managers to carry out an on board audit to assess the suitability, compatibility with the Information System Software, and any risks or disadvantages associated with the continued use of such applications.

The main features of the Information System Software at the date of this Agreement are:

(i) comprehensive management software providing single point of entry to the Vessel incorporating crew administration, vessel noon reporting, operational and port reporting, defect and deficiency reporting and performance monitoring;

(ii) a ship to shore and shore to ship e-mail package providing cost efficient communications available to the Owners and their charterers; and

(iii) a computerised maintenance system including inventory control and automated purchase order handling. Installation and set-up of the Information System Software will be undertaken at no cost to the Owners on a date agreed between the Managers and the Owners having regard to the Vessel’s schedule and the availability of the Managers’ personnel.

Solely for the duration of this Agreement the Managers hereby grant the Owners a personal, non-transferable nonexclusive license to use a single copy of the Information System Software as installed by the Managers on a single computer on board the Vessel.

The Information System Software is owned by the Managers or their subsidiaries and is protected by applicable copyright and patent laws. The Owners may not copy the Information System Software (except for back-up purposes only) or any written materials which accompany it, and may not sell, rent, lease, lend, sub-licence, reverse engineer or distribute the Information System Software or such written materials.

The Managers do not warrant that the Information System Software will meet the Owners requirements or that the use or operation of the Information System Software will be uninterrupted or error free.

28.	Vessel trading in high risk areas

In the event that the Vessel is to trade in a high risk area and in particular an area where piracy is prevalent, the Managers shall:

(i) comply in full with the guidance provided by ‘Best Management Practices to Deter Piracy off the Coast of Somalia and in the Arabian Sea Area (BMP)’ as may be revised from time to time and also with any similar guidance which may be issued for other high risk areas;

(ii) monitor daily guidance and updates provided by The Maritime Security Centre – Horn of Africa (MSCHOA) website (www.mschoa.org ) as may be revised from time to time and advise the Vessel accordingly;

(iii) comply with the guidelines for ‘Transiting off the coast of Somalia, the Arabian Sea, Gulf of Aden and Red Sea’ as may be revised from time to time and also with any similar guidance which may be issued for other high risk areas. The guidelines set out their policy of full compliance with BMP and additional guidance and information on Self Protection Measures (SPM’s) and Citadels or Safe Areas. The Owners will be provided with a copy of the guidelines and costs for SPM’s will be included in the Vessel budget;

(iv) where appropriate, ensure the Vessel follows the International Recommended Transit Corridor (IRTC), using the services of an escorted convoy if available or joining a group transit if not;

(v) monitor routing recommendations for transiting high risk areas as provided by charterers and insurers and review the same as part of the risk assessment carried out for the transit concerned;

(vi) provide sufficient Self Protection Measures (SPM) appropriate to the Vessel’s type, size and speed with a view to protecting the Crew as far as possible in the event of an attack. To be determined by the risk assessment required by BMP for the transit concerned and before entering the high risk area; and

(vii) provide training for the Crew in BMP prior to transiting any high risk area.

All these services set out in this clause (other than materials required for SPM implementation) are provided by the Managers free of any cost to the Owners.

29.	Float

On or prior to the date stated in Box 2 the Owners shall provide to the Managers a sum of $75,000 which shall be available to the Managers in their reasonable discretion for payment of any sum due under the terms of this Agreement, which sum will be held in the Managers’ bank account (the “Float”). The Owners agree that on termination of this Agreement, the Managers shall be entitled to retain all or part of the Float in payment of any sums then outstanding under the terms of this Agreement and, subject thereto, the Managers shall reimburse the Float to the Owners by no later than 3 months after the termination of this Agreement.

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

PART II
SHIPMAN 98 STANDARD SHIP MANAGEMENT AGREEMENT

30.	Crew

The Owners agree to implement in full the terms and conditions of employment under which the Crew are engaged by the Managers as agent for the Owners. If the Vessel is covered by an ITF approved agreement the Owners authorize the Managers to sign the ITF Special Agreement on their behalf and agree to provide all information necessary for this purpose.

The rate of wages, overtime, leave pay, allowances and any other moneys payable to a member of the Crew shall be as expressly agreed by the Owners in writing. Any proposal for the increase of any such amounts shall be referred by the Managers to the Owners for their consideration and approval.

The Managers undertake that they shall, and shall procure that any manning agent appointed by the Managers shall:

(a) retain and refresh a pool of qualified seafarers (hereinafter the “POOL”) who shall be exclusively assigned to the Costamare Shipping Company S.A. with their full details and documentation being inputted by the Managers or, as the case may be the relevant manning agent, in an information system designated by Costamare Shipping Company S.A. and being freely and fully accessible by / available to Costamare Shipping Company S.A.;

(b) ensure that no one from the POOL is to be utilized on vessels other than vessels under the (joint) management of the Managers and Costamare Shipping Company S.A. without prior written consent of Costamare Shipping Company S.A.;

(c) maintain a systematic personnel service record and prepare and provide to the Owners and Costamare Shipping Company S.A. on a monthly basis (starting from the date of this Agreement):

(i)       a waiting list for all seafarers in the POOL. This list, among others, to include:

-    Monitoring of the seafarers’ previous services on vessels currently or previously managed by the Managers

-    The date of readiness of each seafarer

-    The contact phone number of each seafarer

-    other details, such as following next level license examinations, IMO courses etc.

(ii)       a report of the rotation schedule for each vessel (jointly) managed by the Managers and Costamare Shipping Company S.A. at the time and for all ranks of officers over the next 12 months period; and

(iii)      a list of Deck and Engine cadets (for the new candidates or first time joiners at sea, information regarding their grades of the Nautical Academy to be included);

(d) without prejudice to Clause 14 or any other relevant term of this Agreement, at all times maintain and keep true and correct accounts in respect of the Crew provided from time to time under this Agreement and make such accounts (both its own accounts and those of any relevant manning agent) available for inspection and auditing by the Owners and/or their representatives in the Managers’ or manning agent’s offices or by electronic means, provided reasonable notice (but if exceeding 72 hours, then it will always be deemed to be reasonable) is given by the Owners. Without prejudice to the generality of the foregoing, on giving reasonable notice, the Owners may request, and the Managers shall in a timely manner make available or, as the case may be, procure that the relevant manning agent shall make available, all documentation, information and records relating to the Crew; and

(e) ensure that all data protection obligations in relation to the seafarers’ personal data are complied with and that all necessary notifications to each seafarer are duly made.

Where the Owners require that a member of the Crew be a Filipino seafarer the Managers shall, in addition their obligations set out herein, appoint as its local manning agent in The Philippines responsible for sourcing such Filipino members of the Crew, C-Man Maritime Inc. (C-MAN) or, to the extent that C-MAN cannot source a Filipino seafarer satisfying the Owners’ requirements (including because it has been dissolved), any other manning agent in The Philippines (i) which is in the same group of companies as the Managers, (ii) is fully licensed by the Philippine Overseas Employment Administration (POEA) to provide manning services and (iii) to which the relevant/necessary C-MAN contracts and C-MAN employees have been transferred in anticipation or as a result of C-MAN’s dissolution (such other manning agent, hereinafter the “Other Manning Agent” and together with C-MAN, the “Manning Agent”).

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

Without prejudice to the other terms of this Agreement, the Managers shall procure that, unless the Owners instruct otherwise in writing, the relevant Manning Agent shall with respect to each Filipino member of the Crew sourced by it:

(i)       execute the standard contract of employment prescribed by POEA under such terms and conditions as the Owners will authorize from time to time;

(ii)      arrange for all vaccination, inoculation, travel documents, Seaman’s Certificate or passport, flag administration endorsements, visa and government clearance needed in respected of such member of the Crew before leaving The Philippines to join the Vessel;

(iii)      ensure that all documents relating to the employment of such member of the Crew have an expiry date not earlier than one and half year after the date of departure from The Philippines of such member; and

(iv) perform a pre-departure briefing informing such member of the Crew of his/her responsibilities when onboard the Vessel.

As remuneration for the Managers (either directly or through a Manning Agent) sourcing Filipino seafarers as members of the Crew in accordance with the terms of this Agreement, the Owners shall pay to the Managers a fee of $70 per month (or pro rata) for each such member of the Crew for the period he/she serves on board the Vessel. No other fees shall be payable by the Owners to the Managers and all expenses incurred by the Managers, which are for the Owners’ account pursuant to the terms hereof, shall be charged to the Owners at cost and without any mark-up whatsoever (and after taking into account any rebates received in connection with such expense). In the event that the Managers re-charge to the Owners expenses they have incurred vis a vis the relevant Manning Agent, the Managers shall procure that such Manning Agent shall charge to the Managers all such expenses at cost and without any mark-up whatsoever (and after taking into account any rebates received in connection with such expense).

31.	Sanctions

All intended carriage, trade or voyages to be performed by the Owners/Vessel, the Managers and the performance of any service by the Managers under this Agreement must be fully compliant with the international sanctions and prohibitions applicable to either party. Managers and Owners accept such requirement as a condition of this Agreement entitling either party to immediately terminate this Agreement should there be a breach of the relevant international sanctions and prohibitions.

32. MLC

For the purposes of this Clause:

“MLC” means the International Labour Organization (ILO) Maritime Labour Convention (MLC 2006) and any amendment thereto or substitution thereof.

“Shipowner” shall mean the party named as “shipowner” on the Maritime Labour Certificate for the Vessel.

(a)      Subject to Clause 3 (Basis of Agreement), the Managers shall, to the extent of their Management Services, assume the Shipowner’s duties and responsibilities imposed by the MLC for the Vessel, on behalf of the Owners.

(b)      The Owners shall ensure compliance with the MLC in respect of any crew members supplied by them or on their behalf.

The Owners shall procure, whether by instructing the Managers under Clause 6 (Insurance Policies) or otherwise, insurance cover or financial security to satisfy the Shipowner’s financial security obligations under the MLC.

ANNEX “A” (DETAILS OF VESSEL OR VESSELS) TO

STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: SHIPMAN 98

Date of Agreement:

[ . ]

Name of Vessel(s):

[ . ]

Particulars of Vessel(s):

Flag:	[ . ]
IMO:	[ . ]
GT:	[ . ]
NT:	[ . ]

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

ANNEX “B” (DETAILS OF CREW) TO

STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: SHIPMAN 98

Date of Agreement:

[ . ]

Details of Crew:

Numbers	Rank	Nationality

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

ANNEX “C” (BUDGET) TO

STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: SHIPMAN 98

Date of Agreement:

[ . ]

Managers´ Budget for the first year with effect from the Commencement Date of this Agreement:

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988. Revised 1998.

ANNEX “D” (ASSOCIATED VESSELS) TO

STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: SHIPMAN 98

NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX “D” THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 18.1(i) OF THIS AGREEMENT.

Date of Agreement:

[ . ]

Details of Associated Vessels:

N/A

Copyright © 1998 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 1988